Exhibit 99.3

Amendment to Bylaws of Pacific Gas and Electric Company Effective June 19, 2013

Article II.
DIRECTORS.

1.
Number.  The Board of Directors of this Corporation shall consist of not less than nine (9) nor more than seventeen (17) directors.  The exact number of directors shall be fourteen (14) until changed, within the limits specified above, by an amendment to these Bylaws duly adopted by the Board of Directors or the shareholders.